Exhibit 99.1

Company Contact:	Patrick Hamner / Chairman
Mike Hessong / Chief Financial Officer
(214) 390-1831

Investor Relations:	Integrated Corporate Relations, Inc.
Joe Teklits / Brendon Frey
(203) 682-8200

HEELYS, INC. REPORTS FISCAL 2007 FIRST QUARTER FINANCIAL RESULTS
— First Quarter Net Sales Increased 262% to $49.4 million vs. $13.7 million Last Year —
— Company Reports 1Q07 Diluted EPS of $0.30 vs. $0.07 Last Year —

DALLAS, TX (May 7, 2007) — Heelys, Inc. (NASDAQ: HLYS) today reported the following record financial results for the first quarter ended March 31, 2007:

First Quarter Highlights

•      Net Sales Increased 262% to $49.4 million versus $13.7 million a year ago

•      Net Income Increased 399% to $8.5 million versus $1.7 million a year ago

•      Diluted Earnings Per Share Increased to $0.30 versus $0.07 last year

Mike Staffaroni, President and Chief Executive Officer of Heelys, Inc. (the “Company”) commented, “Our positive momentum from last year continued into 2007 which allowed us to exceed both internal and external expectations for the first quarter. We grew our top line by approximately 262%, with strong sell-through across all channels of distribution, and increased earnings per share more than fourfold. We are very pleased with our recent financial performance, as well as our efforts to further heighten our brand recognition and increase our presence at retail.”

For the first quarter ended March 31, 2007, gross profit was $17.5 million, or 35.4% of net sales, compared to $4.9 million, or 36.0% of net sales for the first quarter ended March 31, 2006.  Total selling, general and administrative expenses for the first quarter of 2007 were $5.2 million, or 10.6% of net sales, compared to $2.3 million, or 16.9% of net sales in the first quarter of last year. Operating income was $12.2 million, or 24.8% of net sales for the first quarter of 2007 versus operating income of $2.6 million, or 19.1% of net sales in the corresponding period a year ago.

Outlook

For the second quarter of fiscal 2007, the Company currently expects net sales to range from $65 million to $70 million and diluted earnings per share to be between $0.37 and $0.40.  When comparing quarterly results in 2007 to quarterly results in 2006, the Company believes that the second and third quarters should be analyzed on a combined basis.  For the combined second and third quarters of 2007, the Company currently expects net sales and net income growth of approximately 20-25% over the same combined quarters in 2006.   In 2006, the Company estimates that approximately $20 million of net sales shifted from the second quarter to the third quarter due to late shipments as the Company tried to meet the surging demand for its products.  In addition, the Company believes some of its customers are placing back-to-school orders for earlier delivery in 2007 than they did in 2006.  It should be noted that the Company’s fully diluted outstanding share count is projected to be 28.3 million shares for the full year 2007, compared with 25.1 million for 2006.

“Mr. Staffaroni concluded, “Looking ahead, we are confident that the growing popularity of our brand and products combined with our portfolio of patents affords our Company clear opportunities for the future. While we have grown rapidly over the past 12-months, we believe significant growth prospects still lie ahead. We are committed to leveraging the strength of our brand and our expanding infrastructure to further build our unique position in the marketplace and increase value for our stockholders.”

Conference Call Information

A conference call to discuss first quarter fiscal 2007 financial results is scheduled for today (Monday, May 7, 2007) at 4:30 PM Eastern Time.  A webcast of the call will take place simultaneously and can be accessed by clicking http://investors.heelys.com/index.cfm or www.opencompany.info. To listen to the broadcast, your computer must have Windows Media Player installed.  If you do not have Windows Media Player, go to the latter site prior to the call, where you can download the software for free.

About Heelys, Inc.

Heelys, Inc. designs, markets and distributes innovative, action sports-inspired products under the HEELYS® brand targeted to the youth market.  The Company’s primary product, HEELYS-wheeled footwear, is patented dual purpose footwear that incorporates a stealth, removable wheel in the heel.  HEELYS-wheeled footwear allows the user to seamlessly transition from walking or running to skating by shifting weight to the heel.  Users can transform HEELYS-wheeled footwear into street footwear by removing the wheel.  HEELYS-wheeled footwear provides users with a unique combination of fun and style that differentiates it from other footwear and wheeled sports products.

Forward Looking Statements

Certain statements in this press release and oral statements made from time to time by representatives of the Company are “forward-looking statements” for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995, including in particular, statements regarding our guidance, outlook for future events, financial performance, customer demand, growth and profitability. In some cases, you can identify forward-looking statements by terminology such as “subject to,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates,”  “may,” “will,” “should,” “can,” the negatives thereof, variations thereon, similar expressions, or discussions of strategy.  All forward-looking statements are based upon management’s current expectations and various assumptions, but they are inherently uncertain, and the Company may not realize its expectations and the underlying assumptions may not prove correct.  The Company’s actual results and the timing of events could differ materially from those described in or implied by the forward-looking statements as a result of risks and uncertainties, including, without limitation, the fact that substantially all of the Company’s net sales are generated by one product, the Company may not be able to successfully introduce new product categories, the Company’s intellectual property may not restrict competing products that infringe on its patents from being sold, the Company’s dependence on independent manufacturers, continued changes in fashion trends and consumer preferences and general economic conditions, and additional factors which are detailed in the Company’s filings with the Securities and Exchange Commission, including the Risk Factors contained in the Company’s Annual Report on Form 10-K.  Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

HEELYS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)
(amounts in thousands, except for per share data)

	Three month period ended
	March 31,	March 31,
	2006	2007

Net sales	$13,669	$49,428
Cost of sales	8,749	31,952
Gross profit	4,920	17,476

Selling, general and administrative expenses	2,312	5,239
Income from operations	2,608	12,237

Other expense (income), net	1	(766)
Income before income taxes	2,607	13,003

Income taxes	912	4,552

Net income	$1,695	$8,451

Net income per share:
Basic	$0.12	$0.31
Diluted	$0.07	$0.30

Weighted-average shares:
Basic	13,989	27,045
Diluted	25,353	28,351

HEELYS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)
(amounts in thousands)

	December 31,	March 31,
Assets	2006	2007

Current Assets:
Cash and cash equivalents	$54,184	$69,082
Accounts receivable, net of allowances	43,256	29,122
Inventories	6,057	10,333
Deferred income tax benefits	637	695
Prepaid and other current assets	962	753
Total current assets	105,096	109,985

Property and Equipment, net of accumulated depreciation	393	952

Patents and Trademarks, net of accumulated amortization	478	473

Deferred Income Tax Benefits	371	371

Total Assets	$106,338	$111,781

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable	$1,304	$616
Accrued expenses	8,187	3,990
Income taxes payable	2,866	4,420
Debt	211	-
Total current liabilities	12,568	9,026

Stockholders’ Equity:
Common stock	27	27
Additional paid-in capital	59,795	60,329
Retained earnings	33,948	42,399
Total stockholders’ equity	93,770	102,755

Total Liabilities and Stockholders’ Equity	$106,338	$111,781